Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

4th QUARTER AND YEAR END RESULTS

February 8, 2011

February 8, 2011 — Chula Vista, California — First PacTrust Bancorp, Inc. (“Bancorp” or the “Company”) (Nasdaq: FPTB), the holding company for Pacific Trust Bank (“the Bank”), announced net income of $1.4 million for the quarter ended December 31, 2010 compared to a deficit of $601 thousand for the quarter ended December 31, 2009. The Company reported net income available to common shareholders of $1.2 million or $0.15 per share for the quarter ended December 31, 2010 and a net loss after preferred dividends of $851 thousand or ($0.20) per share. For the year ended December 31, 2010, Bancorp reported net income of $2.8 million compared to a deficit of $1.0 million for the prior year. After preferred dividends, the Company reported net income of $1.9 million, or $0.37 per share, and a deficit of $2.0 million, or ($0.48) per share for the year ended December 31, 2009. Excluding one-time transaction and restructuring costs, certain credit costs and gains on sale of securities, Bancorp would have reported net earnings of $3.1 million, or $0.39 per share for the quarter ended December 31, 2010, and $4.5 million for the year ended December 31, 2010. Credit quality continued to improve with nonperforming loans declining by 9.4% from $22.0 million as of September 30, 2010, to $19.9 million as of December 31, 2010, with a corresponding 14.4% reduction from the $23.3 million of nonperforming loans1 reported as of December 31, 2009.

During the fourth quarter Bancorp recorded $3.1 million in expenses related to its $60.0 million private placement which was completed on November 1, 2010. In addition, Pacific Trust Bank recorded $1.6 million in charge-offs and other expenses relating to the Bank’s portfolio of Other Real Estate Owned (“OREO”). Additionally the Bank increased reserves for loan losses by $328 thousand in the fourth quarter. Charges related to the increased provisions for loan loss, OREO expense and transaction expenses were partially offset by a $3.3 million gain on the sale of securities.

On November 1, 2010, the Company substantially increased common equity by completing a private placement to select institutional and other accredited investors of 4,418,390 shares of our common stock and 1,036,156 shares of newly designated Class B Non-Voting Common Stock at a price of $11.0 per share, providing Bancorp with aggregate gross proceeds of $60.0 million. After giving effect to realization of $56.1 million in net proceeds from the equity raise, Bancorp utilized the proceeds to repay its full $19.3 million balance of TARP in December 2010 and redeemed all outstanding warrants associated with the TARP loan in January 2011, amongst other things. Bancorp’s tangible common equity totaled $136.0 million, or $13.98 per share as of December 31, 2010. At December 31, 2010, the Bank’s total risk-based capital ratio was 16.2 percent compared to 13.1 percent at Dec. 31, 2009.

[1]

Non-Performing loans include all loans that are delinquent for 90 days, including delinquent TDRs. Amounts are net of specific valuation allowances of $3.3 million at September 30, 2010 and $1.2 million at December 31, 2010. This class does not include loans that have been restructured and are performing under the terms of a restructuring.

“We are very pleased with the progress that has been made in strengthening the Company’s capital position, asset quality and operating platform during the fourth quarter and for the full year ended December 31, 2010. In addition to raising $60.0 million in new capital and repaying $19.3 million in TARP, Bancorp and Pacific Trust Bank made significant progress in reducing the level of problem assets, lowering funding costs and acquiring a top flight management team. Bancorp and Pacific Trust maintain capital levels well in excess of regulatory requirements, strong earnings fundamentals, improved asset quality metrics and a team of community bankers with the skills needed to pursue growth in this challenging, yet opportunity rich market,” said Gregory Mitchell, Bancorp’s President and CEO.

FOURTH QUARTER 2010 HIGHLIGHTS:

Asset Quality

•

9.4% reduction in nonperforming loans from $22.0 million at the end of the third fiscal quarter to $19.9 million as of December 31, 2010. Nonperforming assets represented 3.07% of total assets and 3.83% of total gross loans as of December 31, 2010.

•	$1.2 million reduction in OREO, driven largely by a $1.1 million specific valuation allowance made on an existing asset, with total OREO of $6.6 million representing six properties.

•

Prudent allowance for loan losses of $14.6 million, or 2.12% of total loans as of December 31, 2010. Reduction in the Allowance for Loan Losses from the $17.6 million (2.49% of loans) reported at September 30, 2010 was due largely to a $2.7 million charge-off on previously established specific valuation allowances on two land loans that had been delinquent for more than 180 days. The Company’s general valuation allowances remained stable while credit trends continue to improve.

•

Levels of delinquencies and other classified assets continued to decline as the general housing market in San Diego showed improvement throughout 2010. While the California economy is expected to experience continued stress, it appears that the San Diego market is benefitting from increased defense spending, further growth in technology businesses and modest growth in the life sciences segment. Case-Shiller Home Price Index reflected a 2.6% rise in San Diego home prices during 2010, and further projects that San Diego, San Francisco and Washington, D.C. have reached stabilized values[2]

Earnings

Bancorp’s net interest margin declined marginally from an adjusted 3.93% as of September 30, 2010 to 3.78% as of December 31, 2010 due largely to $14.0 million of reduction in total gross loans and a $6.4 million reduction in securities. Improvements in the Bank’s deposit mix combined with favorable market conditions contributed to a 17% reduction in the Bank’s cost of deposits from 1.12%, to 0.94% between September 30, and December 31, 2010. The Bank’s net interest margin was also impacted by the $60.0 million capital infusion and the maintenance of cash proceeds in short-term liquid assets. Net earnings remain stable with earnings, excluding extraordinary items and certain credit costs, totaling $3.0 million for the fourth quarter and $4.5 million for the full year 2010.

[2]	Source: FISERV-Case-Shiller February 1, 2011

Other Events

•

On October 28, 2010, the Company entered an agreement with the FDIC to purchase a former San Diego National Bank branch building located in La Jolla, California. The Bank expects to open this new location during the first quarter of 2011.

•

On November 1, 2010, the Company completed a private placement to select institutional and other accredited investors providing the Company with aggregate gross proceeds of $60.0 million. In connection with the private placement, the Company issued warrants that are exercisable for an aggregate of 1,635,000 shares of Non-Voting Common Stock at an exercise price of $11.00 per share. Bancorp also filed a registration statement with the SEC, which was declared effective on November 23, 2010, for the ability to sell an additional $250.0 million of securities in the future if desired and the market is receptive. Bancorp contributed $11.0 million of the proceeds from the private placement to the Bank and retained the residual for repayment of TARP and other corporate purposes.

•

On November 1, 2010, the Company distributed $1.4 million to certain directors and executive officers in connection with the retirement of 482,396 options to acquire shares of Bancorp. This transaction was agreed to as part of the private placement capital raise and is more fully discussed in the November 22, 2010 Form S-3 registration statement filed with the SEC. On December 24, 2010, Bancorp distributed an additional $1.6 million to certain executive officers in satisfaction of 50% of Bancorp’s obligations under Change of Control Agreements with executive officers. This transaction was also agreed to as part of the private placement capital raise.

•

On November 1, 2010 Gregory Mitchell was hired as the CEO and President of Bancorp. Greg previously worked as the CEO of a $7 billion bank in Southern California, as an investment banker covering regional banks on the west coast and at the OTS. Greg was also added to the Board of Directors of the Bank and Bancorp. Also on this date, Steven Sugarman was added to the Board of Directors of Bank and Bancorp. Steve is the managing member of COR Capital LLC who served as the lead investor in the recently completed private placement transaction

•

On December 6, 2010, Richard Herrin commenced work as an Executive Vice President and Chief Administrative Officer of Pacific Trust Bank. Through the end of November 2010, Richard served as a lead receiver and member of the FDIC’s Strategic Operations Group for the Western Region of the U.S.

•	On December 15, 2010, the Company redeemed all $19.3 million of "Series A" preferred stock issued to the U.S. Treasury under the “TARP” Troubled Asset Relief Program’s Capital Purchase Program.

•

During December, 2010 Bancorp sold an aggregate original face value of $ 6.2 million, and $0.00 book value of “Z Tranche” Re-REMIC mortgage backed securities for an aggregate realized net gain of $3.1 million. These securities were acquired by Bancorp in connection with Pacific Trust Bank’s December 2008 through March 2009 purchase of a series of then rated AAA Re-REMIC securities. Pacific Trust Banks aggregate cost for the acquisition of these credit enhancement tranche securities was $50 thousand. On December 14, 2010, Pacific Trust Bank sold $3.0 million original face (approximately $1.4 million current face) of issue RBSSP 2009-3 1A4 at a net gain of $182 thousand.

Other Highlights

Balance sheet and liquidity

•

Total deposits declined from $684.8 million as of September 30, 2010 to $646.3 million at December 31, 2010 due largely to reduction in balances of CD accounts. Total core deposits (total deposits less CDs) at December 31, 2010, were $274.4 million, an increase of $13.1 million from the $261.2 million at December 31, 2009. For the year ended December 31, 2010 total deposits declined by $12.1 million from $658.4 million to $646.3 million, due largely to a $25.2 million reduction in higher cost CD balances.

•	Securities available-for-sale at December 31, 2010 totaled $64.8 million, a decrease from $71.2 million at September 30, 2010, and an increase from $52.3 million at December 31, 2010.

•	Loans at December 31, 2010, were $678.2 million, a decrease of $10.9 million from $689.1 million at September 30, 2010, and a decrease of $70.1 million from $748.3 million at December 31, 2009.

•

FHLB advances at December 31, 2010, were $75.0 million, a decrease of $60.0 million from $135.0 million at December 31, 2009. $55.0 million of the remaining advances with a current yield of 3.47% mature in 2011.

“During the fourth quarter we began a baseline review of our lending products and deposit gathering capabilities with the goal of improving and expanding the suite of products we are able to offer to homeowners, consumers, small to mid-size businesses in Southern California and the entrepreneurs who own and manage these businesses. This process resulted in a healthy reduction in lending activity and the burn off of certain CD relationships at the Bank. We expect that our new products and services will be launched during the latter part of the first quarter and during the second quarter of this year. Additionally, our new Chief Credit Officer, Chief Lending Officer, Director of Credit Services and Chief Retail Banking Officer as well as several support personnel commenced employment in early January. Each of these individuals are excellent bankers and I fully expect that they will find success in building on Pacific Trust’s loan production and deposit gathering capabilities as the year progresses.” said Hans Ganz, Pacific Trust Bank’s President and CEO.

Operating results

•

Net income of $1.4 million for the fourth quarter was offset by the payment of $207 thousand in TARP dividends leaving $1.2 million in earnings available to common stockholders compared to the prior year’s fourth quarter net loss available to common stockholders of $851 thousand. Net income available to common stockholder’s for the year ended December 31, 2010 was $1.9 million, compared to the prior year’s net loss available to common shareholders of $2.0 million.

SUBSEQUENT EVENTS

•

On January 3, the Bank’s management team was supplemented with the addition of Matt Bonaccorso (EVP and Chief Credit Officer); Gaylin Anderson (EVP and Director of Retail Banking); Chang Liu (EVP and Chief Lending Officer) and Joseph Abraham (SVP and Director of Credit Services).

•

On January 5, 2011, the Company paid $1.0 million to repurchase warrants held by the U.S. Treasury Department originally issued on November 21, 2008 as part of the Company’s participation in the U.S. Treasury’s Capital Purchase Program.

•	On January 27, 2011, the Company announced the intent to purchase a former San Diego National Bank branch building in San Marcos from the FDIC.

2010 HIGHLIGHTS

Revenue

•	Net interest income for the fourth quarter of 2010 was $7.7 million, compared to $7.3 million for the same quarter last year, an increase of 5.5 percent.

•	Net interest margin for the fourth quarter of 2010 was 3.78 percent, compared to 3.43 percent for the same period last year.

•

Noninterest income for the fourth quarter of 2010 and 2009 was $3.7 million and $468 thousand, respectively. Increased noninterest income largely resulted from the $3.3 million gain on the sale of securities.

Noninterest Expense

•

Noninterest expense for the quarter ended December 31, 2010, was $9.2 million, compared to $4.7 million in the fourth quarter of 2009. Excluding recapitalization costs, noninterest expense for the quarter ended December 31, 2010 was $6.1 million. Included in noninterest expense for the fourth quarter of 2010 was $1.7 million in OREO expenses, compared to $277 thousand in the third quarter of 2010. Fourth quarter 2009 OREO expense was approximately $1.3 million.

•

Compensation expense was $5.1 million during the 4th quarter of 2010, compared to $1.6 million during the 3rd quarter of 2010 and $1.5 million during the 4th quarter of 2009. Excluding recapitalization costs, compensation expense for the quarter ended December 31, 2010 was $2.0 million.

CONFERENCE CALL INFORMATION

First PacTrust Bancorp, Inc. will host an earnings conference call at 9:00am (PST) on February 9, 2011, to discuss fourth quarter and year end 2010 results as well as other matters. To access the conference call, please dial (866) 509-2785. The related presentation slides in PDF format will be available in the Annual Reports & Presentations section of the Company’s Investor Relations Web site at www.firstpactrustbancorp.com .

For those unable to participate in the conference call, a transcript and a recording of the call will be archived on the investor relations page of First PacTrust Bancorp’s website at www.firstpactrustbancorp.com for 90 days following the presentation.

Pacific Trust Bank provides a full range of banking products and services designed for small- to mid-sized businesses and their owners, real estate professionals and individuals interested in a comprehensive relationship with their financial institution.

The firm began operations in 1941 and has since grown to $900 million assets as of December 31, 2010. Pacific Trust Bank is now the largest federally chartered community bank headquartered in San Diego County, currently with 9 offices serving San Diego and Riverside counties.

Additional information concerning First PacTrust Bancorp, Inc. can be accessed at www.firstpactrustbancorp.com.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

SELECTED DETAIL ON CHANGES IN LOAN QUALITY AND RISK

The following table is a summary of our nonperforming assets, net of specific valuation allowances, at December 31, 2010 and December 31, 2009 (dollars in thousands):

	At December 31, 2009	Increased (2)	Decreases (3)	At December 31, 2010
Nonperforming loans (1)
One-to-four-family	$16,752	$11,575	$(15,997)	$12,330
Commercial and multi-family	1,831	—	(1,831)	—
Home-Equity	—	—	—	—
Real estate secured-first trust deeds	3,288	—	(3,288)	—
Real estate secured-second trust deeds	—	—	—	—
Commercial	—	—	—	—
Land	1,400	7,581	(1,400)	7,581
Consumer	—	2	—	2

Total nonperforming loans	$23,271	$19,158	$(22,516)	$19,913
Other real estate owned	$5,680	$13,962	$(13,080)	$6,562

Total nonperforming assets	$28,951	$33,120	$(35,596)	$26,475

Ratios
Nonperforming loans, net of specific valuation allowances, to total gross loans	3.37%			2.88%
Nonperforming assets, net of specific valuation allowances, to total gross loans	3.79%			3.80%

(1)	The Company ceases accruing interest, and therefore classifies as nonperforming, any loan as to which principal or interest has been in default for a period of greater than 90 days, or if repayment in full of interest or principal is not expected. Nonperforming loans exclude loans that have been restructured and remain on accruing status. These loans are not considered to be nonperforming because they were performing loans immediately prior to their restructuring and are currently performing in accordance with the restructured terms. At December 31, 2010, gross nonperforming loans totaled $21.1 million. At December 31, 2009, gross nonperforming loans totaled $25.6 million.
(2)	Increases in nonperforming loans are attributable to loans where we have discontinued the accrual of interest at some point during the year ended December 31, 2010. Increases in other real estate owned represent the value of properties that have been foreclosed upon during December 2010.
(3)	Decreases in nonperforming loans are primarily attributable to payments we have collected from borrowers, charge-offs of recorded balances and transfers of balances to other real estate owned during 2010. Decreases in other real estate owned represent either the sale, disposition or valuation adjustment on properties which had previously been foreclosed upon.

Troubled Debt Restructured Loans (TDRs). As of December 31, 2010 the Company had 31 loans with an aggregate balance of $26.1 million classified as TDR. Specific valuation allowances totaling $3.1 million have been established for these loans. When a loan becomes a TDR the Company ceases accruing interest, recognizes principal and interest payments on a cash basis and classifies it as non-accrual until the borrower has made at least six consecutive payments and in certain instances twelve consecutive payments under the modified terms. Of the 31 loans classified as TDR, 27 loans totaling $21.6 million are performing under their modified terms (defined as less than 90-days delinquent). Performing TDR include $10.8 million in loans secured by single family residences, $8.5 million reported as multi-family loans but secured by condo conversion projects, $2.1 million in loans secured by land, one home equity line of credit with a balance of $108 thousand, an unsecured commercial line of credit with a balance of $15 thousand and an unsecured consumer loan with a balance of $3 thousand. Of the performing TDRs, $4.1 million have been paying as agreed for more than six months and are on accrual status while $17.5 million are performing and earning interest on a cash basis but are classified non-accrual because the borrower has yet to make six consecutive payments under the modified agreement. Four TDR loans with an aggregate balance of $4.6 million are “nonperforming” (defined as over 90 days delinquent). Nonperforming TDR loans consist of two loans with an aggregate balance of $2.9 million secured by land and two loans totaling $1.7 million secured by single family residences. These loans will either return to a performing TDR status or move through the Bank’s normal collection process for non-performing loans.

The following table presents the seasoning of the Bank’s performing restructured loans, their effective balance (principal balance minus specific valuation allowances charged-off), and their weighted average interest rates (dollars in thousands):

Number of payments made
One Payment		Two Payments		Three Payments		Four Payments		Five Payments		Six Payments
Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
$10,316	6.20%	$—	—	$547	5.20%	$—	—	$3,370	5.02%	$1,329	3.42%

Number of payments made
Seven Payments		Eight Payments		Nine Payments		Ten Payments		Eleven Payments		12 Payments		TOTAL
Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
$ 512	5.13%	$1,478	5.56%	$477	5.13%	$—	—	$—	—	$3,526	5.31%	$21,555	5.56%

FIRST PACTRUST BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands except per share data)

	December 31, 2010	December 31, 2009
ASSETS
Cash and due from banks	$5,371	$7,132
Federal funds sold	—	23,580
Interest-bearing deposits	53,729	3,884

Total cash and cash equivalents	59,100	34,596

Interest-bearing deposit in other financial institution	—	—
Securities available-for sale	64,790	52,304
Federal Home Loan Bank stock, at cost	8,323	9,364
Loans, net of allowance of $14, 637 at December 31, 2010 and $13,079 at December 31, 2009	678,175	748,303
Accrued interest receivable	3,531	3,936
Real estate owned, net	6,562	5,680
Premises and equipment, net	6,344	4,294
Bank owned life insurance investment	18,151	17,932
Prepaid FDIC assessment	3,521	5,013
Other assets	13,124	12,499

Total assets	$861,621	$893,921

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$15,171	$14,021
Interest-bearing	44,860	43,942
Money market accounts	89,708	81,771
Savings accounts	124,620	121,503
Certificate of deposit	371,949	397,195

Total deposits	646,308	658,432
Advances from Federal Home Loan Bank	75,000	135,000
Accrued expenses and other liabilities	4,304	3,004

Total liabilities	725,612	796,436
Commitments and contingent liabilities	—	—
SHAREHOLDERS’ EQUITY
Preferred stock, $.01 per value per share, $1,000 per share liquidation preference, 5,000,000 shares authorized, 19,300 shares issued outstanding at December 31, 2009	—	19,094
Common stock, $0.1 per value per share, 20,000,000 shares authorized; 10,899,546 shares issued and 9,729,384 shares outstanding at December 31, 2010; 5,445,000 shares issued and 4,244,846 shares outstanding at December 31, 2009	109	54
Additional paid-in capital	123,170	67,958
Retained earnings	35,773	35,515
Treasury stock, at cost (December 31, 2010 – 1,170,162 shares, December 31, 2009 – 1,200,154 shares)	(25,135)	(25,788)
Unearned Employee Stock Ownership Plan (ESOP) shares (December 31, 2010–42,320 shares, December 31, 2009 – 84,640 shares)	(507)	(1,015)
Accumulated other comprehensive income	2,599	1,667
Total shareholders’ equity	136,009	97,485

Total liabilities and shareholders’ equity	$861,621	$893.921

FIRST PACTRUST BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009
Interest and dividend income:
Loans, including fees	$8,472	$9,805	$35,439	$42,312
Securities:	1,263	1,173	5,289	4,266
Dividends and other interest-earning assets	63	15	216	88

Total interest and dividend income	9,798	10,993	40,944	46,666

Interest expense:
Savings	111	288	783	1,429
NOW	21	42	108	202
Money Market	91	180	573	815
Certificates of deposit	1,352	2,088	6,469	10,353
Federal Home Loan Bank advances	570	1,144	2,855	5,177

Total interest expense	2,145	3,742	10,788	17,976

Net interest income	7,653	7,251	30,156	28,690
Provision for loans losses	328	4,901	8,957	17,296

Net interest income after provision for loan losses	7,325	2,350	21,199	11,394
Noninterest income:
Customer services fees	341	358	1,336	1,383
Mortgage loans prepayment penalties	1	20	1	42
Income from bank owned life insurance	54	86	219	369
Other	24	4	49	19
Net gain on sale of securities	3,274	—	3,274	—

Total noninterest income	3,694	468	4,879	1,813

Noninterest expense:
Salaries and employee benefits	5,088	1,493	9,866	6,504
Occupancy and equipment	528	476	1,914	1,950
Advertising	5	39	232	178
Professional fees	400	137	947	564
Stationary paper, supplies, and postage	99	83	365	344
Data processing	294	271	1,152	1,022
ATM costs	73	95	297	363
FDIC expense	391	417	1,563	1,649
Loan serving and foreclosure	202	566	1,118	1,141
Operating loss on equity and investment	73	77	327	338
OREO-valuation allowance	1,265	700	2,679	700
Loss on sale of OREO	271	—	332	—
Other general and administrative	498	308	1,425	1,148

Total noninterest expense	9,187	4,662	22,217	15,901

Income/(loss) before income taxes	1,832	(1,844)	3,861	(2,694)
Income tax expense (benefit)	456	(1,243)	1,036	(1,695)

Net Income/(loss)	1,376	(601)	2,825	(999)
Preferred stock dividends	207	250	960	1,003
Net income (loss) available to common stockholders	$1,169	$(851)	$1,865	$(2,002)

Basic earnings/(loss) per share	$0.15	$(0.20)	$0.37	$(0.48)

Diluted earnings/(loss) per share	$0.15	$(0.20)	$0.37	$(0.48)

FIRST PACTRUST BANCORP, INC.

ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS

	3 month ended December 31, 2010			3 month ended December 31, 2009
(dollars in thousands)	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets:
Loans receivable (1)	$685,890	$8,472	4.94%	$756,614	$9,805	5.18%
Securities:	63,830	1,263	7.91%	48,283	1,173	9.72%
Other interest-earning assets	59,460	63	0.42%	40,762	15	0.15%

Total interest-earning assets	809,180	9,798	4.84%	845,659	10,993	5.20%

Non-interest earning assets	63,387			51,917

Total assets	$872,567			$897,576

Interest-bearing liabilities:
NOW	$59,163	$21	0.14%	$54,642	$42	0.31%
Money Market	90,944	91	0.40%	80,064	180	0.90%
Savings	125,753	111	0.35%	124,641	288	0.92%
Certificate of deposit	392,306	1,352	1.38%	389,094	2,088	2.15%
FHLB advances	75,000	570	3.04%	143,750	1,144	3.18%

Total interest-bearing liabilities	743,165	2,145	1.16%	792,191	3,742	1.88%

Non-interest-bearing liabilities	6,872			8,116
Total liabilities	750,037			800,307
Equity	122,530			97,269

Total liabilities and equity	$872,567			$897,576

Net interest/spread		$7,653	3.68%		$7,251	3.32%

Margin			3.78%			3.43%
Ratio of interest-earning assets to interest-bearing liabilities	108.88%			106.75%

(1)	Average balances of nonperforming loans are included in the above amounts.

FIRST PACTRUST BANCORP, INC.

ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS

	Year ended December 31, 2010			Year ended December 31, 2009
(dollars in thousands)	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets:
Loans receivable (1)	$710,017	$35,439	4.99%	$779,079	$42,312	5.43%
Securities:	62,463	5,289	8.47%	40,324	4,266	10.58%
Other interest-earning assets	46,451	216	0.47%	26,579	88	0.33%

Total interest-earning assets	818,931	40,944	5.00%	845,982	46,666	5.52%

Non-interest earning assets	63,030			49,512

Total assets	$881,961			$895,494

Interest-bearing liabilities:
NOW	$57,522	$108	0.19%	$53,767	$202	0.38%
Money Market	87,897	573	0.65%	77,290	815	1.05%
Savings	125,156	783	0.63%	116,606	1,429	1.23%
Certificate of deposit	404,382	6,469	1.60%	384,253	10,353	2.69%
FHLB advances	95,385	2,855	2.99%	158,500	5,177	3.27%

Total interest-bearing liabilities	770,342	10,788	1.40%	790,416	17,976	2.27%

Non- interest-bearing liabilities	6,012			7,760
Total liabilities	776,354			798,176
Equity	105,607			97,318

Total liabilities and equity	$881,961			$895,494

Net interest/spread		$30,156	3.60%		$28,690	3.25%

Margin			3.68%			3.39%
Ratio of interest-earning assets to interest-bearing liabilities	106.31%			107.03%

(1)	Average balances of nonperforming loans are included in the above amounts.

FIRST PACTRUST BANCORP, INC.

SELECTED QUARTERLY FINANCIAL DATA

(dollars in thousands)	December 2010	September 2010	June 2010	March 2010	December 2009
Balance sheet data, at quarter end:
Total assets	$861,621	862,713	881,491	903,796	893,921
Total gross loans	690,988	704,701	723,552	738,520	759,120
Allowance for loan losses	(14,637)	(17,560)	(17,697)	(14,113)	(13,079)
Securities	64,790	71,194	70,452	70,798	52,304
Noninterest-bearing deposits	15,171	15,599	15,325	14,487	14,021
Total deposits	646,308	684,788	682,405	691,650	658,432
FHLB advances and other borrowings	75,000	75,000	100,000	110,000	135,000
Total stockholders’ equity	136,009	98,867	96,413	98,482	97,485

Balance sheet data, quarterly averages:
Total assets	$872,567	869,034	894,090	892,684	897,576
Total loans	685,890	696,844	719,032	736,647	756,614
Securities	63,830	67,183	66,641	55,175	48,283
Total earning assets	809,180	804,325	831,108	831,286	845,659
Total deposits	668,165	683,988	685,738	668,958	648,441
Advances from FHLB and other borrowings	75,000	81,250	105,000	120,000	143,750
Total stockholders’ equity	122,530	97,847	98,168	98,120	97,269

Statement of operations data, for the three months ended:
Interest income	$9,798	10,638	9,990	10,519	10,993
Interest expense	2,145	2,499	2,965	3,179	3,742

Net interest income	7,653	8,139	7,025	7,340	7,251
Provision for loan losses	328	781	5,634	2,214	4,901

Net interest income (loss) after provision for loan losses	7,325	7,358	1,391	5,126	2,350
Noninterest income	3,694	454	364	367	468
Noninterest expense	9,187	3,846	4,925	4,259	4,662

Income (loss) before taxes	1,832	3,966	(3,170)	1,234	(1,844)
Income tax expense (benefit)	456	934	(713)	359	(1,243)
Preferred dividends and accretion	207	251	251	250	250

Net income (loss) available to common stockholders	$1,169	2,781	(2,708)	625	(851)

Profitability and other ratios:
Return on avg. assets (1)	0.63%	1.40%	(1.10%)	0.39%	(0.27%)
Return on avg. equity (1)	4.49%	12.39%	(10.01%)	3.58%	(2.47%)
Net interest margin (1)	3.78%	4.05%	3.38%	3.53%	3.43%
Noninterest income to total revenue (2)	27.38%	4.09%	3.52%	3.37%	4.08%
Noninterest income to avg. assets (1)	0.42%	0.05%	0.04%	0.04%	0.05%
Noninterest exp. To avg. assets (1)	1.05%	0.44%	0.55%	0.48%	0.52%
Efficiency ratio (3)	80.96%	44.76%	66.65%	55.26%	60.40%
Avg. loans to average deposits	102.65%	101.88%	104.86%	110.12%	116.68%
Securities to total assets	7.52%	8.25%	7.99%	7.83%	5.86%
Average interest-earning assets to average interest-bearing liabilities	108.88%	105.11%	105.11%	105.37%	106.75%

Asset quality information and ratios:
Nonperforming assets (4):
Nonperforming loans	$19,913	21,972	29,162	20,565	23,271
Other real estate owned (OREO)	6,562	7,790	8,342	9,697	5,680

Totals	$26,475	29,762	37,504	30,262	28,951

Net loan charge-offs	$3,251	917	2,050	1,180	3,010
Allowance for loan losses to nonaccrual loans, net	41.34%	46.03%	40.22%	31.73%	32.23%
As a percentage of total loans:
Allowance for loan losses	2.12%	2.49%	2.45%	1.91%	1.72%
Nonperforming assets to total loans and OREO	3.80%	4.18%	5.12%	4.04%	3.79%
Nonperforming assets to total assets	3.07%	3.45%	4.25%	3.35%	3.24%

Interest rates and yields:
Loans	4.94%	5.26%	4.81%	4.98%	5.18%
Securities	7.12%	7.19%	7.24%	7.47%	9.35%
Total earning assets	4.84%	5.28%	4.80%	5.08%	5.20%
Total deposits, including non-interest bearing	0.94%	1.12%	1.26%	1.37%	1.60%
FHLB advances and other borrowings	3.04%	2.91%	3.07%	2.96%	3.18%
Total deposits and interest-bearing liabilities	1.16%	1.32%	1.48%	1.60%	1.88%
Capital ratios (5):
Stockholders’ equity to total assets	15.8%	11.5%	10.9%	10.9%	10.9%
Tier one risk-based	14.9%	12.9%	12.1%	12.4%	12.1%
Total risk-based	16.2%	14.2%	13.4%	13.5%	13.1%

FIRST PACTRUST BANCORP, INC.

SELECTED QUARTERLY FINANCIAL DATA

(dollars in thousands, except per share data)	December 2010	September 2010	June 2010	March 2010	December 2009
Per share data:
Earnings (loss) — basic	$0.15	0.66	(0.65)	0.15	(0.20)
Earnings (loss) — diluted	$0.15	0.66	(0.65)	0.15	(0.20)
Book value per common share at quarter end (6)	$13.98	18.79	18.21	18.70	18.47
Weighted avg. common shares — basic (7)	7,826,916	4,202,533	4,191,665	4,181,073	4,173,820
Weighted avg. common shares — diluted (7)	7,827,164	4,202,533	4,191,665	4,181,073	4,173,820
Common shares outstanding	9,729,384	4,243,884	4,244,184	4,244,184	4,244,846
Investor information:
Closing sales price	$13.27	10.70	8.00	7.77	5.35
High closing sales price during quarter	$13.27	10.70	10.30	8.40	7.00
Low closing sales price during quarter	$10.45	7.21	7.12	5.35	4.70
Risk-weighted assets	$641,205	651,918	665,590	676,704	674,235
Total assets per full-time equivalent employee	$9,070	8,714	8,728	9,222	9,116
Annualized revenues per full-time equivalent employee	142.0	112.0	102.5	111.1	117.0
Number of employees (full-time equivalent)	95.0	99.0	101.0	98.0	98.0

(1)	Ratios are presented on an annualized basis.
(2)	Total revenue is equal to the sum of net interest income and noninterest income.
(3)	Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income
(4)	Balances are net of specific valuation allowances.
(5)	Capital ratios are for First PacTrust Bancorp, Inc. and are defined as follows:
a.	Equity to total assets — End of period total stockholders’ equity as a percentage of end of period assets.
b.	Tier one risk-based — Tier one capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
c.	Total risk-based — Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
(6)	Book value per share computed by dividing total stockholders’ equity less TARP related equity by common shares outstanding.
(7)	For the year ended December 31, 2010, weighted average common shares outstanding totaled 5,108,075. For the year ended December 31, 2009 weighted average common shares outstanding totaled 4,158,044.